                                                                    EXHIBIT 99.3

                     CAL FED BANCORP INC. AND SUBSIDIARIES

                        GROSS LOANS RECEIVABLE BY INDEX

                               SEPTEMBER 30, 1996

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
                                                                          CONSUMER
                                                                  OTHER     AND
                         RESIDENTIAL  MULTI-  SHOPPING  OFFICE    INCOME  BUSINESS
                          1-4 UNITS   FAMILY  CENTERS  BUILDINGS PROPERTY BANKING    TOTAL
                         ----------- -------- -------- --------- -------- -------- ---------
                                                (DOLLARS IN MILLIONS)
Fixed Rate Loans:
 Fixed..................  $  435.7   $   56.8  $ 3.2    $ 16.4    $ 19.9   $ 27.2  $   559.2
 3-5 Year Fixed(A)......   1,047.4         --     --        --        --       --    1,047.4
                          --------   --------  -----    ------    ------   ------  ---------
Total Fixed.............   1,483.1       56.8    3.2      16.4      19.9     27.2    1,606.6
Adjustable Rate Loans:
COFI:
 Adjusted Monthly.......   3,213.2      797.8   46.8      82.3     238.3       --    4,378.4
 Adjusted Three Months..        --         --     --        --        --       --         --
 Adjusted Six Months....   1,202.3       82.8    8.3       0.1       0.9       --    1,294.4
 Adjusted Annually......       2.1        1.5     --        --       1.7       --        5.3
 Other adjusted COFI....       0.1       18.0     --      38.8       0.1       --       57.0
                          --------   --------  -----    ------    ------   ------  ---------
Total COFI..............   4,417.7      900.1   55.1     121.2     241.0       --    5,735.1
Treasury Bills(B):
 Adjusted Monthly.......      86.9      114.8    4.2       6.2       4.4       --      216.5
 Adjusted Three Months..     144.8         --     --        --        --       --      144.8
 Adjusted Six Months....     901.4      176.5    9.2       2.4       5.0     49.2    1,143.7
 Adjusted Annually......   1,168.6       22.8    0.7       2.1       1.1      1.0    1,196.3
 Other adjusted
  Treasury..............       8.8        2.3     --        --        --       --       11.1
                          --------   --------  -----    ------    ------   ------  ---------
Total Treasury Bills....   2,310.5      316.4   14.1      10.7      10.5     50.2    2,712.4
Prime Rate..............       0.3         --    0.3       0.5        --    126.1      127.2
LIBOR...................       5.2         --    3.7        --        --       --        8.9
Other Adjustable........      13.5        1.4     --        --       0.5       --       15.4
                          --------   --------  -----    ------    ------   ------  ---------
Gross Loans Receivable..  $8,230.3   $1,274.7  $76.4    $148.8    $271.9   $203.5  $10,205.6
                          ========   ========  =====    ======    ======   ======  =========
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(A) The interest rates associated with these loans are fixed for terms of either 3 or 5 years and then convert to adjustable rate loans.

(B) The majority of these loans will reprice based upon the 1 year Treasury Constant Maturity index upon the expiration of their fixed rate terms.

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